Exhibit 99.1

Media Release

RingCentral and Mitel Announce Strategic Partnership to Enable Customers to Transition Seamlessly to Cloud-Based Unified Business Communications

RingCentral to become exclusive UCaaS partner to Mitel for its customer base of over 35 million users

RingCentral acquires differentiated CloudLink technology to enable a unique transition path from on-premises PBX to RingCentral’s Message Video Phone (MVP) cloud platform

Mitel investor group led by affiliates of Searchlight Capital Partners, L.P. (“Searchlight”) to invest $200 million in RingCentral

BELMONT, Calif. and OTTAWA, ON — November 09, 2021 — RingCentral, Inc. (NYSE: RNG), a leading provider of global enterprise cloud communications, video meetings, collaboration and contact center solutions, and Mitel, a global leader in business communications, announced a strategic partnership to provide Mitel’s global customer base with a seamless migration path to RingCentral’s Message Video Phone™ (MVP®) cloud communications platform.

Partnership highlights:

•	RingCentral becomes the exclusive UCaaS partner for Mitel

•

Integration of RingCentral MVP with Mitel’s unique CloudLink technology will provide Mitel’s user base of over 35 million an easy migration path to RingCentral’s industry leading MVP cloud communications platform

•	Mitel continues to focus on delivering leading UC solutions and innovation for its global customers

As part of this agreement, RingCentral becomes Mitel’s exclusive UCaaS partner, providing their customers with a next generation, mobile-first, cloud communications platform with high reliability and security, rich functionality, and broad enterprise app integrations. Mitel will continue to support customers on its MiCloud Connect platform and, working with RingCentral, provide a seamless path to RingCentral’s best-in-class cloud-based MVP for all its customers in a manner and pace that best fits each customer’s needs.

“We are excited to bring the market-leading UCaaS solution to our customers and channel partners with RingCentral as our exclusive UCaaS partner,” said Tarun Loomba, newly appointed president and chief executive officer at Mitel. “The unique depth of this partnership furthers our strategy of delivering world-class communications to our customers and providing them a clear and flexible path for the future.”

Media Release

CloudLink, an innovative cloud platform enabling customers to integrate their on-premises infrastructure with modern cloud applications, will enable Mitel customers to leverage their existing on-premises PBX capabilities via the RingCentral application. This use case provides a seamless, highly differentiated transition path to full cloud adoption.

“We are bringing together the best of Mitel and RingCentral to give customers the right communications and collaboration solutions for their needs,” said Vlad Shmunis, RingCentral’s founder, chairman and chief executive officer. “Given our maniacal customer-centric focus, we’re delighted to now be able to offer customers a flexible and differentiated digital transformation path.”

Financial Terms:

RingCentral will pay Mitel $650 million to acquire intellectual property rights and patents covering network and call management, security, and infrastructure. Demonstrating its commitment and excitement about the partnership, Mitel’s existing investor group led by affiliates of Searchlight will invest $200 million in equity in RingCentral as part of the transaction.

Wilson Sonsini Goodrich & Rosati, Professional Corporation served as legal advisor to RingCentral and Wachtell, Lipton, Rosen & Katz is serving as legal advisor to Searchlight and MLN TopCo Limited, the parent of Mitel.

Product and go-to-market

Product will continue to be branded RingCentral MVP, accelerating availability to Mitel’s entire customer base through RingCentral’s and Mitel’s combined channels. Additional product enhancements leveraging joint technologies beginning with Mitel phone and device support for RingCentral MVP is planned for the first half of 2022.

Investor Presentation Details:

An investor presentation providing additional information and analysis can be found at http://ir.ringcentral.com/.

Forward Looking Statements

This press release includes forward-looking statements within the meaning of the federal securities laws. These statements relate to, among other things, the anticipated opportunities and benefits of the strategic partnership between RingCentral and Mitel. These forward-looking statements are based on estimates and assumptions that RingCentral and Mitel believe are reasonable, but any of these estimates and assumptions could prove to be inaccurate and the forward-looking statements based on these assumptions could be incorrect. Actual results and trends in the future may differ materially from those suggested or implied by the forward-looking statements depending on a variety of factors including those that are described in greater detail in RingCentral’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2021 and in other periodic reports filed by RingCentral with the Securities and Exchange Commission from time to time. All future written and oral forward-looking statements attributable to RingCentral or Mitel or persons acting on their behalf are expressly qualified in their entirety by the previous statements. RingCentral and Mitel undertake no obligation to update any forward-looking statements that may be made to reflect events or circumstances that occur, or that they become aware of, after the date of this press release.

Media Release

About RingCentral

RingCentral, Inc. (NYSE: RNG) is a leading provider of business cloud communications and contact center solutions based on its powerful Message Video Phone™ (MVP®) global platform. More flexible and cost effective than legacy on-premises PBX and video conferencing systems that it replaces, RingCentral empowers modern mobile and distributed workforces to communicate, collaborate, and connect via any mode, any device, and any location. RingCentral offers three key products in its portfolio including RingCentral MVP™, a Unified Communications as a Service (UCaaS) platform including team messaging, video meetings, and cloud phone system; RingCentral Video®, Šthe company’s video meetings solution with team messaging that enables Smart Video Meetings™; and RingCentral cloud Contact Center solutions. RingCentral’s open platform integrates with leading third-party business applications and enables customers to easily customize business workflows. RingCentral is headquartered in Belmont, California, and has offices around the world.

RingCentral Contacts:

Jyotsna Grover

Jyotsna.grover@ringcentral.com

Investor Relations Contact:

Ryan Goodman Ryan.

goodman@ringcentral.com

About Mitel

A global market leader in business communications powering more than two billion business connections, Mitel helps businesses and service providers connect, collaborate and provide innovative services to their customers. Our innovation and communications experts serve business users in more than 100 countries. For more information, go to www.mitel.com and follow us on LinkedIn and Twitter @Mitel.

For media inquiries, contact pr@mitel.com

© 2021 RingCentral, Inc. All rights reserved. RingCentral, Message Video Phone, MVP, RingCentral MVP, RingCentral Video, RingCentral Contact Center, Smart Video Meetings, and the RingCentral logo are trademarks of RingCentral, Inc.